Exhibit 10.1

March 19, 2015	VIA HAND DELIVERY

Howard Rosen

Dear Howard:

On behalf of AcelRx Pharmaceuticals, Inc. (the “Company”), I am pleased to offer you the position of Interim Chief Executive Officer of the Company. The terms of your new position with the Company are as set forth below:

1.     Position.

(a)     You will become the Interim Chief Executive Officer (“Interim CEO”) of the Company, working out of the Company’s headquarters office in Redwood City, California. You will report to the Board of Directors. This position is expected to be temporary in nature until the Company hires a new Chief Executive Officer, at which point your employment with the Company shall end.

(b)     You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company.

2.     Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on April 1, 2015 (the “Start Date”).

3.     Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you will be terminated.

4.     Compensation and Benefits.

(a)     Monthly Salary and Bonus. You will be paid a monthly salary of $35,000.00 (the “Base Salary”), less required deductions and tax withholdings. Your salary will be payable in two equal payments per month pursuant to the Company’s regular payroll policy. In addition to your Base Salary, at the completion of your service as Interim CEO you will receive an additional lump sum payment equal to $15,000.00 for each month or pro-rata portion thereof that you were Interim CEO. In the event you are Interim CEO on December 31, 2015, then the additional amount earned by you pursuant to the preceding sentence shall be paid to you no later than March 15, 2016.

Howard Rosen

March 19, 2015

(b)     Stock Option Grant. In connection with the commencement of your employment as Interim CEO, the Company will recommend at the next regularly scheduled meeting that the Board of Directors (the “Board”) grant you an option to purchase 240,000 shares of the Company’s Common Stock (“Option Shares”) with an exercise price equal to the fair market value of the Common Stock on the date of the grant, as determined by reference to the closing price as listed on NASDAQ. The Option Shares will vest monthly at the rate of 1/12th of the total number of the Option Shares per month for the period during which you are the Interim CEO and will stop vesting when you are no longer serving as Interim CEO. The option will be subject to the terms of the Company’s 2011 Stock Plan (the “Plan”) and the Stock Option Agreement between you and the Company.

5.     Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

6.     At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice.

7.     No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

8.     Entire Agreement. This letter, together with the Confidentiality Agreement, sets forth the entire agreement and understanding between you and the Company relating to your employment and supersedes all prior agreements and discussions between us. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company, although the Company reserves the right to modify unilaterally your compensation, benefits, job title and duties, reporting relationships and other terms of your employment subject to the provisions of this letter agreement. This letter will be governed by the laws of the State of California without regard to is conflict of laws provision.

Howard Rosen

March 19, 2015

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement.

Very truly yours,	ACCEPTED AND AGREED:

ACELRX PHARMACEUTICALS, INC.	HOWARD ROSEN

By: /s/ Adrian Adams	/s/ Howard Rosen
Signature
Adrian Adams
Chairman, Board of Directors	Date: March 25, 2015